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                                                                   EXHIBIT 10.34


June 30, 1997


Mr. Alan Stanford
Chief Executive Officer
Broadway & Seymour, Inc.
128 South Tryon Street
Charlotte, NC 28202

Dear Alan;

This letter is a follow-up to our letter of December 24, 1996 regarding the disposition of a $2,000,000 holdback in support of indemnification provisions contained in the Asset Purchase Agreement dated May 15, 1996 (the "Agreement") between BSI and Fidelity.

The Agreement provided in Section 8 that BSI and Fidelity would each indemnify the other for certain Losses, as defined therein (the "Indemnity Provisions"), and a certain Temporary Professional Services Agreement dated May 15, 1996 (the "Services Agreement") between the parties provided in Section 9 for a procedure by which Fidelity would hold $2,000,000 in escrow for satisfaction of Fidelity's liquidated claims against BSI for Losses. Both agreements stipulated that the Indemnity Provisions and the escrowed holdback would remain in force until May 15, 1998.

Our December 24 letter indicated that on June 20, 1997 Fidelity would return to BSI the balance of this holdback less the Losses and any pending unresolved claims under the indemnification provision. However, the parties have now agreed, as evidenced by this letter agreement, that effective June 30, 1997:
(i) the Indemnity Provisions and the escrowed holdback arrangement are to be terminated;
(ii) all of the representations and warranties of BSI and Fidelity contained in the Agreement or in any document, certificate or other instrument delivered under the Agreement are to be terminated;
(iii) Fidelity will pay to BSI $900,000 of the $2,000,000 escrowed holdback, and Fidelity will retain the balance, all in satisfaction of Losses, liquidated or claimed, that have arisen under the Indemnity Provisions to date;
(iv) neither party shall have the right to make further claims against the other under the Indemnity Provisions for matters that have arisen prior to the date hereof, or that arise or are discovered subsequent to the date hereof; and
(v) Fidelity's or BSI's ability or failure to collect, receive, negotiate, settle or validate any Losses, liquidated or claimed, from customers shall not give either party the right to alter the compromise arrived at herein.

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To this end, I am transfering the sum of $900,000 to BSI by bank wire transfer upon receipt by fax of a copy of this letter agreement executed below by a duly authorized representative of BSI.

This letter is intended to supersede the terms of the December 24, 1996 letter. To the extent that this letter conflicts with any provisions of the Agreement or the Services Agreement, this letter shall govern.


Sincerely,


/s/ James R. Spencer, III

James R. Spencer, III, President
Advisor Technology Services

cc:  David Finley, BSI
     Bruce Peterson, Fidelity



Broadway & Seymour, Inc.


By:  /s/ Alan Stanford
     --------------------------------
Title:  Chairman and CEO
        -----------------------------
        (duly authorized)







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